                                                                     EXHIBIT 5.1


                              December ___, 1999



Hollywood Casino Corporation
Two Galleria Tower, Suite 2200
13455 Noel Road
Dallas, Texas 75240

Ladies and Gentlemen:

    We have acted as counsel to Hollywood Casino Shreveport, a Louisiana general partnership (the "Hollywood Casino Shreveport"), Shreveport Capital Corporation, a Louisiana corporation ("Shreveport Capital") and, together with Hollywood Casino Shreveport, the "Issuers"), HWCC-Louisiana, Inc., a Louisiana corporation ("HWCC-Louisiana"), HCS I, Inc., a Louisiana corporation ("HCS I"), and HCS II, Inc., a Louisiana corporation ("HCS II" and, together with HWCC-Louisiana and HCS I, the "Guarantors"), in connection with the preparation and filing by the Issuers and the Guarantors of a Registration Statement on Form S-4 (Registration No. 333-88679) (the "Registration Statement") filed with the Securities and Exchange Commission on January ___, 1999, under the Securities Act of 1933, as amended (the "Act"), relating to the Issuers' $150,000,000 aggregate principal amount of 13% First Mortgage Notes due 2006 with Contingent Interest (the "Registered Notes") that are to be issued in exchange for a like principal amount of the issued and outstanding 13% First Mortgage Notes due 2006 with Contingent Interest (the "Outstanding Notes") of the Issuers. The Issuers propose to offer, upon the terms set forth in the prospectus contained in the Registration Statement, to exchange $1,000 principal amount of Registered Notes for each $1,000 principal amount of Outstanding Notes (the "Exchange Offer"). The Guarantors will fully and unconditionally guarantee (the "Guarantees") the Registered Notes on a senior secured basis. The Registered Notes and Guarantees will be issued under an Indenture (the "Indenture"), dated as of August 10, 1999, by and among the Issuers, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

    In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the Registered Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Guarantors. We have also assumed (i) the due organization and valid existence of each of the Issuers and the Guarantors, (ii) that each of the Issuers and the Guarantors has the requisite power and authority to enter into and perform its obligations under the Indenture and (iii) the due authorization by each of the Issuers and the Guarantors of the Indenture.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    1. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the Registered Notes issuable upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and
(ii) the Registered Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Outstanding Notes surrendered in exchange therefor, the Registered Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Issuers, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.

    2. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Guarantee of the Registered Notes upon the Consummation of the Exchange Offer has been duly authorized, executed and delivered by each of the Guarantors, when (i) the Registered Notes issuable upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture and
(ii) the Registered Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Outstanding Notes surrendered in exchange therefor, the Guarantees issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Guarantors, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                         Very truly yours,


                         /s/ Weil, Gotshal & Manges LLP